EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2005-FA11

                                 TERMS AGREEMENT
                                 ---------------
                           (to Underwriting Agreement,
                              Dated August 24, 2005
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                               December 21, 2005
Irving, Texas 75063

      Citigroup Global Markets Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2005-FA11, Mortgage Pass-Through Certificates, Series 2005-FA11 Certificates (the "Series 2005-FA11 Certificates") specified in
Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA11 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-FA11 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of December 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $343,807,332 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall range from 240 to 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall range from 120 to 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:


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                 Class Principal         Interest            Class Purchase
Class                 Balance              Rate             Price Percentage
-----                 -------              ----             ----------------

I-A-1          $     73,140,000.00       Variable(1)         98.875000000%
I-A-2          $     12,720,000.00       Variable(1)         98.875000000%
I-A-3A         $     10,116,000.00          5.750%           98.875000000%
I-A-3B         $        618,000.00          5.750%           98.875000000%
I-A-4A         $     29,587,000.00          5.750%           98.875000000%
I-A-4B         $      1,808,000.00          5.750%           98.875000000%
I-A-5          $     94,900,000.00          5.750%           98.875000000%
I-A-6          $     74,796,000.00       Variable(1)         98.875000000%
I-A-7          $     16,260,000.00       Variable(1)         98.875000000%
I-A-R          $            100.00          5.750%           98.875000000%
II-A-1         $     13,132,000.00          5.250%           98.687500000%
B-1            $      6,876,000.00       Variable(1)         94.952030000%
B-2            $      3,094,000.00       Variable(1)         93.522030000%
B-3            $      1,719,000.00       Variable(1)         85.552030000%

_________
(1) The interest rates for these Classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, December 29, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates (other than the Class I-A-3B, Class I-A-4B, Class B-1, Class B-2 and Class B-3 Certificates) shall have received Required Ratings of at least "AAA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" from Moody's Investors Service, Inc. ("Moody's"). The Class I-A-3B and Class I-A-4B Certificates shall each have received Required Ratings of at least "AAA" from S&P and "Aa1" from Moody's. The Class B-1, Class B-2 and Class B-3 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from S&P.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.


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

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                       Very truly yours,

                                       CITIGROUP GLOBAL MARKETS INC.

                                       By: _____________________________________
                                           Name:
                                           Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.

By: _____________________________________
    Name: Alfred Chang
    Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION

By: _____________________________________
    Name: Terry McCoy
    Title: Executive Vice President